FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                          LAKE VILLAGE APARTMENTS, L.P.
                        (AN ILLINOIS LIMITED PARTNERSHIP)
                         IHDA DEVELOPMENT NO.: HTF-1299

                           DECEMBER 31, 2005 AND 2004

                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                                TABLE OF CONTENTS


                                                                    PAGE

INDEPENDENT AUDITORS' REPORT                                           4

FINANCIAL STATEMENTS

         BALANCE SHEETS                                                6

         STATEMENTS OF OPERATIONS                                      8

         STATEMENTS OF PARTNERS' EQUITY (DEFICIT)                     11

         STATEMENTS OF CASH FLOWS                                     12

         NOTES TO FINANCIAL STATEMENTS                                14

SUPPLEMENTAL INFORMATION

         ACCOUNTS AND NOTES RECEIVABLE (OTHER THAN FROM
              TENANTS) 25

         TENANT ACCOUNTS RECEIVABLE                                   25

         OTHER ACCOUNTS RECEIVABLE                                    25

         ACCOUNTS PAYABLE (OTHER THAN TRADE CREDITORS)                26

         ACCOUNTS PAYABLE - TRADE CREDITORS                           26

         OTHER ACCRUED EXPENSES                                       26

         LISTING OF IDENTITY OF INTEREST COMPANIES AND ACTIVITIES     26

         COMPENSATION OF PARTNERS                                     26

         SCHEDULE OF SURPLUS CASH AND AVAILABLE DISTRIBUTIONS         27

                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                          TABLE OF CONTENTS - CONTINUED


                                                                    PAGE

SUPPLEMENTAL INFORMATION (CONTINUED)

         SCHEDULE OF FUNDS IN FINANCIAL INSTITUTIONS                  28

         CHANGES IN FIXED ASSETS                                      29

         DEBT SERVICE COVERAGE RATIO ANALYSIS                         30

CERTIFICATE OF GENERAL PARTNER                                        31

CERTIFICATE OF MANAGING AGENT                                         32

INFORMATION REGARDING AUDITORS                                        33

INDEPENDENT AUDITORS' REPORT ON INTERNAL CONTROL                      34

INDEPENDENT AUDITORS' REPORT ON COMPLIANCE WITH SPECIFIC
    REQUIREMENTS APPLICABLE TO MAJOR IHDA PROGRAMS                    36

INDEPENDENT AUDITORS' REPORT ON COMPLIANCE WITH SPECIFIC
    REQUIREMENTS APPLICABLE TO FAIR HOUSING AND
    NON-DISCRIMINATION                                                38

SCHEDULE OF FINDINGS AND QUESTIONED COSTS                             39

INDEPENDENT AUDITORS' COMMENTS ON AUDIT RESOLUTION
    MATTERS RELATING TO IHDA PROGRAMS                                 40

CORRECTIVE ACTION PLAN                                                41

                          INDEPENDENT AUDITORS' REPORT


To the Partners
Lake Village Apartments, L.P.
(An Illinois Limited Partnership)

         We have audited the accompanying balance sheets of Lake Village Apartments, L.P. (An Illinois Limited Partnership) as of December 31, 2005 and 2004, and the related statements of operations, partners' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America and the standards applicable to financial audits contained in GOVERNMENT AUDITING STANDARDS, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lake Village Apartments, L.P. (An Illinois Limited Partnership) as of December 31, 2005 and 2004, and the results of its operations, the changes in partners' equity (deficit) and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

         In accordance with GOVERNMENT AUDITING STANDARDS, we have also issued a report dated June 28, 2006, on our consideration of Lake Village Apartments, L.P.'s (An Illinois Limited Partnership) internal control over financial reporting. The purpose of that report is to describe the scope of our testing of internal control over financial reporting and the results of that testing and not to provide an opinion on the internal control over financial reporting. In accordance with GOVERNMENT AUDITING STANDARDS, we have also issued an opinion dated June 28, 2006, on Lake Village Apartments, L.P.'s (An Illinois Limited Partnership) compliance with certain provisions of laws, regulations, contracts, and grant agreements, and other matters that could have a direct and material effect on a major IHDA-assisted program. Those reports are an integral part of an audit performed in accordance with GOVERNMENT AUDITING STANDARDS and should be considered in assessing the results of our audit.

         Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on pages 25 through 30 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                               /s/ Reznick Group

Skokie, Illinois
June 28, 2006


                                  Lake Village Apartments, L.P.
                                (An Illinois Limited Partnership)
                                   IHDA Project No.: HTF-1299

                                         BALANCE SHEETS

                                   December 31, 2005 and 2004

                                             ASSETS

                                                                      2005             2004
                                                                   -----------      -----------
FIXED ASSETS
     1420 - Building                                               $ 6,321,563      $ 6,321,563
     1450 - Furniture and Fixtures                                       5,213            5,213
     4250 - Less:  Accumulated Depreciation                           (766,612)        (536,030)
                                                                   -----------      -----------

                 Net Book Value                                      5,560,164        5,790,746
     1410 - Land                                                       111,287          111,287
                                                                   -----------      -----------

                 Total Fixed Assets                                  5,671,451        5,902,033
                                                                   -----------      -----------

CURRENT ASSETS
     1120 - Cash - Project                                              31,271            6,629
     1130 - Receivables - Tenant                                        10,875           22,047
     1151 - Due from Affiliates                                             --           27,959
     1240 - Prepaid Insurance                                           12,128           11,603
     1290 - Other Prepaid Expenses                                         376            1,345
                                                                   -----------      -----------

                 Total Current Assets                                   54,650           69,583
                                                                   -----------      -----------

SECURITY DEPOSITS HELD IN TRUST
     1191 - Cash - Restricted                                            3,243            4,065
     2191 - Less:  Tenant Security Deposits                             (3,243)          (6,653)
                                                                   -----------      -----------

                 Total Security Deposits Held in Trust                      --           (2,588)
                                                                   -----------      -----------

ESCROW DEPOSITS AND RESTRICTED RESERVES
     1310 - Real Estate Tax and Insurance Escrow                         9,689           25,057
     1320 - Replacement Reserve                                         67,875           51,435
     1330 - Mortgage Insurance Premium Escrow                            2,365              389
     1360 - Construction Escrow                                            860              834
     1390 - LVMW Reserve Account                                            --            3,414
     1390 - Debt Service Reserve                                         8,672            8,412
     1390 - Working Capital Reserve                                     39,641           38,453
                                                                   -----------      -----------

                 Total Escrow Deposits and Restricted Reserves         129,102          127,994
                                                                   -----------      -----------

OTHER ASSETS
     1520 - Deferred Financing Costs, Net                               41,960           43,102
     1540 - Other Receivables                                               --           12,766
                                                                   -----------      -----------

                 Total Other Assets                                     41,960           55,868
                                                                   -----------      -----------

                 TOTAL ASSETS                                      $ 5,897,163      $ 6,152,890
                                                                   ===========      ===========



                                   (continued)


                                     - 6 -



                                  Lake Village Apartments, L.P.
                                (An Illinois Limited Partnership)
                                   IHDA Project No.: HTF-1299

                                   BALANCE SHEETS - CONTINUED

                                   December 31, 2005 and 2004

                           LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

                                                                          2005             2004
                                                                      -----------      -----------


CURRENT LIABILITIES
     2320 - Mortgage Loans Payable - Current Portions                 $     3,500      $     7,075
     2110 - Accounts Payable - Trade                                       17,938           20,587
     2111 - Construction Costs Payable                                         --           12,766
     2130 - Accrued Interest                                                8,318           25,062
     2140 - Accrued Expenses                                               15,307            7,560
     2150 - Accrued Real Estate Taxes                                       2,729            2,731
     2210 - Prepaid Rents                                                       5            4,375
     2230 - Due to Affiliates                                             886,751          773,552
                                                                      -----------      -----------

                 Total Current Liabilities                                934,548          853,708
                                                                      -----------      -----------

LONG-TERM LIABILITIES
     2320 - Mortgage Loans Payable                                      2,011,015        2,015,242
     2320 - Less:  Current Portions                                        (3,500)          (7,075)
                                                                      -----------      -----------

                 Total Long-Term Liabilities                            2,007,515        2,008,167
                                                                      -----------      -----------

                 Total Liabilities                                      2,942,063        2,861,875
                                                                      -----------      -----------

                 Contingency                                                   --               --

PARTNERS' EQUITY (DEFICIT)
     3130 - Partners' Equity (Deficit)                                  2,955,100        3,291,015
                                                                      -----------      -----------

                 TOTAL LIABILITIES AND PARTNERS' EQUITY (DEFICIT)     $ 5,897,163      $ 6,152,890
                                                                      ===========      ===========


                        See notes to financial statements


                                             - 7 -



                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 2005 and 2004

                                   (continued)

                                                         2005            2004
                                                       ---------      ---------
RENTAL REVENUE
     5120 - Apartment Rentals, Net                     $ 267,231      $ 270,510
     5220 - Less:  Vacancy Loss                         (128,818)       (65,694)
     5221 - Less:  Rent Free Apartments                       --         (5,016)
                                                       ---------      ---------

                 Net Rental Revenue                      138,413        199,800
                                                       ---------      ---------

FINANCIAL AND OTHER REVENUE
     5320 - Interest Income - Reserves and Escrows         1,739          4,313
     5390 - Interest Income - Other                        1,233            595
     5910 - Laundry Income                                   410            803
     5920 - Miscellaneous Tenant Charges                  11,017          8,594
     5990 - Miscellaneous Income                             384         11,320
                                                       ---------      ---------

                 Total Financial and Other Revenue        14,783         25,625
                                                       ---------      ---------

                 Total Revenue                           153,196        225,425
                                                       ---------      ---------

ADMINISTRATIVE EXPENSES
     6210 - Marketing                                        543          9,619
     6311 - Office Expenses                                  751          2,574
     6320 - Property Management Fees                       5,646         12,715
     6340 - Professional Fees - Legal                        538          9,404
     6350 - Professional Fees - Audit                     14,875         11,000
     6360 - Telephone Expense                              2,049          2,447
     6370 - Bad Debts                                     18,196         39,440
     6860 - Security Deposit Interest                         --              1
     6390 - Other Administrative                           9,762          4,325
                                                       ---------      ---------

                 Total Administrative Expenses            52,360         91,525
                                                       ---------      ---------

OPERATING EXPENSES
     6461 - Exterminating                                    650            134
     6471 - Rubbish Removal                                3,909          6,162
                                                       ---------      ---------

                 Total Operating Expenses                  4,559          6,296
                                                       ---------      ---------


                                      - 8 -



                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                      STATEMENTS OF OPERATIONS - CONTINUED

                     Years ended December 31, 2005 and 2004

                                                    2005        2004
                                                  -------     -------
MAINTENANCE EXPENSES
     6521 - Grounds                                 1,315         681
     6521 - Snow Removal                              200         989
     6546 - Heating and Air Conditioning             --         1,119
     6561 - Painting and Decorating                12,137         524
     6590 - Sundry                                  4,369       2,618
                                                  -------     -------

                 Total Maintenance Expenses        18,021       5,931
                                                  -------     -------

MATERIALS AND SUPPLIES
     6311 - Office Supplies                           558       1,215
     6411 - Janitorial Supplies                       337          58
     6511 - Maintenance Supplies                   11,245      14,103
                                                  -------     -------

                 Total Materials and Supplies      12,140      15,376
                                                  -------     -------

SALARIES AND WAGES
     6310 - Office and Administrative               2,691      15,942
     6510 - Maintenance                            27,950       2,067
                                                  -------     -------

                 Total Salaries and Wages          30,641      18,009
                                                  -------     -------

UTILITIES
     6420 - Gas                                     9,381      11,846
     6450 - Electricity                             7,529       6,385
     6451 - Water and Sewer                        12,519      13,239
                                                  -------     -------

                 Total Utilities                   29,429      31,470
                                                  -------     -------

TAXES AND INSURANCE
     6710 - Real Estate Taxes                       1,439     (29,017)
     6720 - Property and Liability Insurance        9,743      11,701
     6721 - Fidelity Bond Insurance                  --            30
     6790 - Payroll Taxes                           3,199       9,387
     6729 - Other Insurance                         1,039         173
                                                  -------     -------

                 Total Taxes and Insurance         15,420      (7,726)
                                                  -------     -------


                                  (continued)


                                     - 9 -


                                                              2005           2004
                                                           ---------      ---------

TOTAL OPERATING EXPENSES                                     162,570        160,881
                                                           ---------      ---------

NET OPERATING INCOME (LOSS) BEFORE FINANCIAL
     EXPENSES, ENTITY EXPENSES, DEPRECIATION AND
     AMORTIZATION                                             (9,374)        64,544
                                                           ---------      ---------

FINANCIAL EXPENSES
     6810 - Mortgage Interest                                 88,577        208,433
     6850 - Mortgage Insurance Premium                         2,112          1,135
     6880 - Miscellaneous Financial Expenses                   3,128          5,308
                                                           ---------      ---------

                 Total Financial Expenses                     93,817        214,876
                                                           ---------      ---------

ENTITY EXPENSES
     7180 - Reporting Fees                                     1,000          1,000
                                                           ---------      ---------

NET INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION      (104,191)      (151,332)

6900 - DEPRECIATION                                         (230,582)      (230,582)

6900 - AMORTIZATION                                           (1,142)        (1,142)
                                                           ---------      ---------

NET INCOME (LOSS)                                          $(335,915)     $(383,056)
                                                           =========      =========

                        See notes to financial statements

                                     - 10 -


                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

                     Years ended December 31, 2005 and 2004

                                       BALANCE              NET              BALANCE
                       PERCENTAGE    JANUARY 1,        INCOME (LOSS)        DECEMBER 31,
                       OF INTEREST      2005               2005               2005
                        ---------     ----------        ----------         --------

General Partners             0.01     $  220,424        $      (34)        $  220,390

Limited Partners            99.99      3,070,591          (335,881)         2,734,710
                        ---------     ----------        ----------         ----------

     Total                 100.00     $3,291,015        $ (335,915)        $2,955,100
                        ========      ==========        ==========         ==========


                                       BALANCE              NET              BALANCE
                       PERCENTAGE    JANUARY 1,        INCOME (LOSS)        DECEMBER 31,
                       OF INTEREST      2004               2004               2004
                        ---------     ----------        ----------         --------

General Partners             0.01     $  220,462        $      (38)        $  220,424

Limited Partners            99.99      3,453,609          (383,018)         3,070,591
                        ---------     ----------        ----------         ----------

     Total                 100.00     $3,674,071        $ (383,056)        $3,291,015
                        ========      ==========        ==========         ==========

                        See notes to financial statements

                                     - 11 -




                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                            STATEMENTS OF CASH FLOWS

                     Years ended December 31, 2005 and 2004

                                                                         2005             2004
                                                                     -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Rental Receipts                                                 $   145,215      $   192,168
     Interest Receipts                                                     1,739            4,313
     Other Operating Receipts                                             13,044           21,312
                                                                     -----------      -----------

             Total Receipts                                              159,998          217,793
                                                                     -----------      -----------

     Administrative Expenses                                             (48,485)         (87,611)
     Operating Expenses                                                   (4,559)          (6,296)
     Maintenance Expenses                                                (18,021)          (5,931)
     Materials and Supplies                                              (12,140)         (15,376)
     Salaries and Wages                                                  (30,641)         (25,852)
     Utilities                                                           (29,429)         (31,470)
     Taxes and Insurance                                                 (13,755)         (37,686)
     Mortgage Interest and Service Fee                                  (105,321)        (239,527)
     Mortgage Insurance Premium                                           (2,112)          (1,135)
     Miscellaneous Financial Expenses                                     (3,128)          (5,308)
     Entity Disbursement                                                  (1,000)          (1,000)
     Tenant Security Deposits, Net                                        (2,588)           1,866
                                                                     -----------      -----------

             Total Disbursements                                        (271,179)        (455,326)
                                                                     -----------      -----------

             Net Cash Provided by (Used in)
                 Operating Activities                                   (111,181)        (237,533)
                                                                     -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     (Deposits to) Restricted Funds                                      (53,122)      (1,087,144)
     Withdrawals from Restricted Funds                                    52,014        2,003,779
     (Advances to) Repayments from Affiliates, Net                        27,959          (27,959)
                                                                     -----------      -----------

             Net Cash Provided by (Used in) Investing Activities          26,851          888,676
                                                                     -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Borrowings from (Repayments to) Affiliates, Net                     113,199            1,000
     Proceeds from Long-Term Debt                                          2,794            2,647
     Payments of Long-Term Debt                                           (7,021)        (652,526)
                                                                     -----------      -----------

             Net Cash Provided by (Used in) Financing Activities         108,972         (648,879)
                                                                     -----------      -----------

             NET INCREASE IN CASH                                         24,642            2,264

CASH, BEGINNING OF YEAR                                                    6,629            4,365
                                                                     -----------      -----------

CASH, END OF YEAR                                                    $    31,271      $     6,629
                                                                     ===========      ===========


                                            (continued)

                                              - 12 -





                            Lake Village Apartments, L.P.
                          (An Illinois Limited Partnership)
                             IHDA Project No.: HTF-1299

                        STATEMENTS OF CASH FLOWS - CONTINUED

                     Years ended December 31, 2005 and 2004


                                                              2005           2004
                                                           ---------      ---------
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
     PROVIDED (USED IN) BY OPERATING ACTIVITIES:
     Net Income (Loss)                                     $(335,915)     $(383,056)
                                                           ---------      ---------
     Adjustments to Reconcile Net Income (Loss) to Net
      Cash Provided by (Used in) Operating Activities:
         Depreciation                                        230,582        230,582
         Amortization                                          1,142          1,142
         (Increase) Decrease in Operating Assets:
             Tenant Security Deposit Fund                        822          2,688
             Tenant Accounts Receivable                       11,172        (11,417)
             Prepaid Insurance                                  (525)         1,277
             Prepaid Expenses                                    969         (1,132)
         Increase (Decrease) in Operating Liabilities:
             Accounts Payable                                 (2,649)         6,323
             Accrued Interest Expense                        (16,744)       (31,094)
             Accrued Real Estate Taxes                            (2)       (63,369)
             Other Accrued Expenses                            7,747          7,560
             Tenant Security Deposits                         (3,410)          (822)
             Prepaid Rents                                    (4,370)         3,785
                                                           ---------      ---------

                 Total Adjustments                           224,734        145,523
                                                           ---------      ---------

                 Net Cash Provided by (Used in)
                     Operating Activities                  $(111,181)     $(237,533)
                                                           =========      =========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
     FINANCING ACTIVITIES:
         Decrease of Other Receivables                     $  12,766      $      --
         Decrease of Construction Costs Payable              (12,766)            --
                                                           ---------      ---------

                 Total                                     $      --      $      --
                                                           =========      =========

                          See notes to financial statements

                                       - 13 -

                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2005 and 2004



NOTE 1 - ORGANIZATION

     Lake Village Apartments, L.P. (An Illinois Limited Partnership) (the partnership) was formed as a limited partnership under the laws of the State of Illinois on April 14, 1998, for the purpose of constructing and operating a rental housing project. The project consists of 50 units located in Kewanee, Illinois, and is currently operating under the name of Lake Village Apartments, L.P. The project is financed in part with the proceeds of a mortgage loan obtained from the Illinois Housing Development Authority (IHDA).

     The partnership terminates December 31, 2049 unless dissolved earlier upon the sale of substantially all of the partnership's real property.

     The partnership has received an allocation of low-income housing tax credits from the state of Illinois totaling $1,315,890. The project has qualified for and been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42, (Section 42), which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. The project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the credits. The credit allocation will be allowed annually in the amount of $131,589 for ten years if the project remains in compliance.

     In addition, the partnership has executed an extended use agreement with the Illinois Housing Development Authority which requires the operation of the project pursuant to Section 42 for a minimum of 30 years. This requirement is binding on the transferee during this compliance period.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CAPITALIZATION AND DEPRECIATION

     Land, building, and furniture and fixtures are recorded at cost. Improvements are capitalized, while expenditures for maintenance and repairs are expensed.

                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2005 and 2004



     The assets are depreciated over their estimated service lives. The estimated service lives of the assets for depreciation purposes may be different than their actual economic useful lives.

                                              Estimated Life         Method
                                            -----------------    ---------------
            Building                            27.5 Years        Straight-Line
            Furniture and Fixtures              5 - 7 Years        Accelerated

     RENTAL INCOME AND PREPAID RENTS

     Rental income is recognized for apartment rentals as it accrues. Advance receipts of rental income are deferred and classified as liabilities until earned. All leases are considered operating leases.

     ACCOUNTS RECEIVABLE AND BAD DEBTS

     Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of accounts by management. Accounting principles generally accepted in the United States of America require the allowance method be used to recognize bad debts; however the effect of using the direct write off method is not materially different from the results that would have been obtained under the allowance method.

     AMORTIZATION

     Financing costs are amortized over the term of the mortgage loan using the straight-line method.

     INCOME TAXES

     No provision or benefit for income taxes has been included in these financial statements since taxable income passes through to, and is reportable by, the partners individually.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2005 and 2004



     amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - CASH

     The partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The partnership has not experienced any losses in such accounts. Management believes the partnership may not be exposed to any significant credit risk on cash.

NOTE 4 - ESCROW DEPOSITS AND RESTRICTED RESERVES

     According to the partnership, loan and other regulatory agreements, the partnership is required to maintain the following escrow deposits and reserves. The following schedule shows the activity in such accounts during 2005 and 2004.

     According to the partnership agreement, the partnership is required to fund a replacement reserve equal to $10,000 per year. The replacement reserve had not been properly funded as of December 31, 2004. The replacement reserve had been properly funded as of December 31, 2005.

     According to the partnership agreement with IHDA, the partnership is required to fund a replacement reserve in the amount budgeted for each year. During 2005 and 2004, the partnership's budgeted contributions were $12,500 and $0, respectively. During 2005 and 2004, the replacement reserve was funded as required.

                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2005 and 2004




                           Balance          Additions       Withdrawals     Balance
                          January 1,          and              and          December 31,
                             2005           Interest        Transfers          2005
                            --------        --------        --------        --------
Real Estate Tax
    Escrow                  $ 25,057        $ 22,372        $ 37,740        $  9,689
MIP Reserve                      389           3,105           1,129           2,365
Debt Service                   8,412             260              --           8,672
Debt Service Reserve
    Cert of Deposit               --              --              --              --
Construction
    Escrow                       834              26              --             860
Working Capital
    Reserve                   38,453           1,188              --          39,641
Residual
    Receipts                      --              --              --              --
LVMW Reserve                   3,414              --           3,414              --
Replacement
    Reserve                   51,435          26,171           9,731          67,875
                            --------        --------        --------        --------

Total                       $127,994        $ 53,122        $ 52,014        $129,102
                            ========        ========        ========        ========

                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2005 and 2004



                             Balance           Additions         Withdrawals        Balance
                            January 1,            and               and           December 31,
                              2004             Interest          Transfers           2004
                            ----------        ----------        ----------        ----------
Real Estate Tax
    Escrow                  $   55,695        $   10,659        $   41,297        $   25,057
MIP Reserve                         --             2,656             2,267               389
Debt Service                     8,277               135                --             8,412
Debt Service Reserve
    Cert of Deposit            200,000             1,484           201,484                --
Construction
    Escrow                       3,284             1,283             3,733               834
Working Capital
    Reserve                     37,835               618                --            38,453
Residual
    Receipts                   688,929                --           688,929                --
LVMW Reserve                        --         1,069,483         1,066,069             3,414
Replacement
    Reserve                     50,609               826                --            51,435
                            ----------        ----------        ----------        ----------

Total                       $1,044,629        $1,087,144        $2,003,779        $  127,994
                            ==========        ==========        ==========        ==========



NOTE 5 - CAPITALIZED COSTS

     The costs incurred to obtain financing have been capitalized and are being amortized as described below:

                                        Amortization
                                           Period         2005           2004
                                         ----------     --------      ---------

     Financing Costs                      40 Years      $ 45,674      $ 45,674

     Less:  Accumulated Amortization                      (3,714)       (2,572)
                                                        --------      --------

     Net Capitalized Costs                              $ 41,960      $ 43,102
                                                        ========      ========

                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2005 and 2004


NOTE 6 - LONG-TERM DEBT

                                                                                           2005                   2004
                                                                                        ----------            -----------
The mortgage note, dated May 2001, is held by IHDA in the original amount of
$1,261,000. The partnership shall pay only interest on the construction loan at a rate of 7.37% per annum. On the March 1, 2004, the loan was converted into an a amortizable loan that is amortized over a term of 40 years. Monthly installments of $8,177 for principal and interest are required until March 1,
2044. The note is collateralized by real estate held for lease and an assignment
of rents and leases.                                                                    $ 1,251,332           $ 1,258,353

The junior mortgage note, dated May 2001, is held by IHDA in the original amount of $750,000. The note bears interest at 1% per annum. Monthly installments of
$417 for int759,683nly are required from June 2002 through J756,8892 while the principal increases. Monthly installments of $1,458 for principal and interest are required from June 2012 through June 2016. Commencing in July 2016, the loan requires monthly principal and interest payments of $2,083. The loan matures in
May 2042. The note is collateralized by real estate held for lease and an
assignment of rents and leases.                                                             759,683               756,889
                                                                                        -----------           -----------

Total                                                                                   $ 2,011,015           $ 2,015,242
                                                                                        ===========           ===========

                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2005 and 2004


     Aggregate maturities of long-term debt are as follows:

          Year Ending December 31, 2006        $    3,500
                                   2007             4,510
                                   2008             4,459
                                   2009             4,973
                                   2010             5,531
                             Thereafter         1,988,042
                                               ----------

                             Total             $2,011,015
                                               ==========

NOTE 7 - RELATED PARTY TRANSACTIONS

     According to the developer fee agreement, an affiliate of the limited partner is entitled to developer fees in the amount of $513,418. During 2005 and 2004, $0 of developer fees were paid. Developer fees totaling $126,526 were paid in prior years. As of December 31, 2005 and 2004, developer fees payable were $386,892.

     According to the partnership agreement, the limited partner is entitled to an annual reporting management fee of $1,000. During 2005 and 2004, reporting management fees incurred were $1,000. As of December 31, 2005 and 2004, accrued reporting fees were $ 2,000 and $1,000, respectively.

     The limited partner advanced $112,199 and $0 during 2005 and 2004, respectively, to fund operations. During prior years, the limited partner had advanced net of repayments of $5,660 to fund operations. During 2005 and 2004 the partnership did not repay any advances. As of December 31, 2005 and 2004, $117,859 and $5,660 was owed for operating advances, respectively.

     According to the partnership agreement, the general partner is entitled to a non-cumulative annual incentive management fee equal to 35% of the net operating income remaining after reduction for the payments made for the reporting fee and developer fee. No such fee was earned in 2005 and 2004.

     The general partner is obligated, under the partnership agreement, to provide funds for any development or operating deficits. Funds have been

                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2005 and 2004

     advanced to the partnership by an affiliate of the general partner, including advances made pursuant to such obligation. The advances are non interest-bearing, unsecured, and due on demand.

     As of December 31, 2005 and 2004, the partnership owes Hartland Development of the Quad Cities, an affiliate, the amounts of $380,000 and $380,000, respectively.

     Amounts due to the general partner and affiliates at December 31, 2005 and 2004, are as follows:

                                              2005            2004
                                            --------        --------

          Developer Fees                    $386,892        $386,892
          Partnership Management Fee           2,000           1,000
          Advances                           117,859           5,660
          Other                              380,000         380,000
                                            --------        --------

          Total                             $886,751        $773,552
                                            ========        ========


     The partnership advanced the limited partner $27,959 during 2004. As of December 31, 2005 and 2004, $0 and $27,959 is owed to the partnership, respectively.

                           2005           2004
                          -----        -------

          Advances        $  --        $27,959
                          =====        =======

NOTE 8 - PARTNERS AND PARTNERSHIP INTERESTS

     The partnership has one managing general partner, Shelter Resource Corporation, which has a .005% interest, one general partner, Quad Cities Redevelopment Resources, Inc., which has a .005% interest, one special limited partner WNC Housing L.P., which has a .01% interest and one investor limited partner, WNC Housing Tax Credit Fund VI L.P., Series 7, which has a 99.98% interest.

                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2005 and 2004


NOTE 9 - PARTNERSHIP PROFITS, LOSSES, AND DISTRIBUTIONS

     Generally, profits and losses are allocated .005% to the general partner, .005% to the managing general partner, .01% to the special limited partner, and 99.98% to the investor limited partners. Cash flow, as defined by the partnership agreement, generally is distributable .005% to the general partner, .005% to the managing general partner, .01% to the special limited partner, and 99.98% to the investor limited partners. Profits and losses arising from the sale, refinancing or other disposition of all or substantially all of the partnership's assets will be specially allocated based on the respective partners' capital account balances, as prioritized in the partnership agreement. Additionally, the partnership agreement provides for other instances in which a special allocation of profits and losses and distributions may be required.

NOTE 10 - REAL ESTATE TAXES

     During 2004, the decrease in real estate tax expense is due to an increase in the enterprise zone abatement and the refund from the County. The partnership received abatements in the amount of $86,371 and $86,502 for 2005 and 2004, respectively.

                                           2005            2004
                                         --------        --------

          Real Estate Taxes              $  1,439        $  2,675
          County Reimbursement                 --         (31,692)
                                         --------        --------

          Real Estate Tax Expense        $  1,439        $(29,017)
                                         ========        ========

NOTE 11 - PROPERTY PURCHASE OPTION

     According to the partnership agreement, the general partner has an option to purchase partnership property at the end of the low-income housing tax credit compliance period at a price which would facilitate the purchase while protecting the partnership's tax benefits from the project. Such option is based on the general partner or sponsor maintaining the low-income occupancy of the project and is in a form satisfactory to legal and accounting counsel.

                          Lake Village Apartments, L.P.
                        (An Illinois Limited Partnership)
                           IHDA Project No.: HTF-1299

                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2005 and 2004

NOTE 12 - UNCERTAINTIES

     The partnership is experiencing significant cash flow difficulties. The limited partner has advanced substantial amounts of working capital. Management is taking measures to improve the operations. If these measures are not successful and the limited partner does not fund operating deficits, the project may face foreclosure action which could result in the loss of low-income housing tax credit benefits.

NOTE 13 - TENANT SECURITY DEPOSITS

     Regulations of the U.S. Department of Housing and Urban Development require that security deposits be segregated from the general funds of the partnership. Accordingly, the partnership holds all security deposits in a separate, interest bearing account.

NOTE 14 - CONTINGENCY

     The partnership's low-income housing tax credits are contingent on its ability to maintain compliance with applicable sections of Section 42 of the Internal Revenue Code. Failure to maintain compliance with tenant income eligibility and rent limits or to correct instances of non-compliance within a reasonable time period could result in recapture of previously claimed tax credits plus interest. In addition, any such non-compliance, if it were to occur, likely would result in an adjustment to the contributed capital of the limited partner.